Exhibit 4.12

To:                             KREOS CAPITAL IV (UK) LIMITED
25-28 Old Burlington Street
London W1S 2AN
United Kingdom

as Lender under the Loan Facility (as defined below)

From:               NABRIVA THERAPEUTICS AG
Leberstraße 20
1110 Vienna
Austria

as Borrower under the Loan Facility

November 20, 2015

Dear Madams and Sirs,
Dear Maurizio,

EUR 5 million loan facility dated 4 July 2014 between NABRIVA THERAPEUTICS AG as borrower and KREOS CAPITAL IV (UK) LIMITED as lender (the Loan Facility)

1.                                      Reference is made to your letter dated 5 November 2015 (the Lender’s Letter) relating to the prepayment of funds pursuant to the Loan Facility. Words and expressions defined in the Loan Facility have the same meanings when used herein unless otherwise provided or the context otherwise requires.

2.                                      The Borrower and the Lender have agreed that against payment of € 3,463,887.39 (in words: EUR three million four hundred sixty three thousand eight hundred eight seven euros and thirty nine cents) (the Prepayment Amount) all current, contingent and future rights and obligations under and in connection with the Loan Facility shall be fully and conclusively discharged.

3.                                      The Prepayment Amount shall be paid within 5 business days (in words: five days) from the date hereof to the account as specified in the Lender’s Letter.

4.                                      This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.                                      This letter is executed and delivered, and is intended to take effect, as a deed by all parties.

6.                                      Please execute this letter as indicated below to confirm your acknowledgment and agreement to the above.

Yours faithfully

for and on behalf of
NABRIVA THERAPEUTICS AG.
as Borrower under the Loan Facility

by:	/s/ Ralf Schmid	by:	/s/ Stefan Reisinger
Name:	Ralf Schmid	Name:	Stefan Reisinger
Title:	COO / CFO	Title:	VP Finance and Treasurer

Acknowledged and agreed for and on behalf of:

KREOS CAPITAL IV (UK) LIMITED
as Lender under the Loan Facility

by:	/s/ Maurizio Pettibon	by:
Name:	Maurizio Pettibon	Name:
Title:	Director	Title:

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